Exhibit 23.1

Consent of Independent Registered Chartered Accountants

To: Mitel Networks Corporation:

We consent to the incorporation by reference in Registration Statements Nos. 2011333-173617, 333-147625, 333-132229 and 333-120816 on Form S-8 of our reports dated July 1, 2011 relating to the consolidated financial statements and financial statement schedule of Mitel Networks Corporation and subsidiaries and the effectiveness of Mitel Networks Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Mitel Networks Corporation for the year ended April 30, 2011.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Ottawa, Canada

July 1, 2011